SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, DC  20549

                    _________________________________

                                FORM 8-K

                             CURRENT REPORT

                 PURSUANT TO SECTION 13 OR 15(d) OF THE

                     SECURITIES EXCHANGE ACT OF 1934

             DATE OF EARLIEST EVENT REPORTED:  JULY 3, 1995

                     PEOPLES TELEPHONE COMPANY, INC.
         (Exact name of registrant as specified in its charter)

        NEW YORK                    0-16479           13-2626435
  (State or other juris-        (Commission File    (IRS Employer
diction of incorporation)           Number)           I.D. No.)

       2300 N.W. 89TH PLACE, MIAMI, FLORIDA             33172
     (Address of principal executive office)          (Zip Code)

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (305) 593-9667

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Item 5.   Other Events

          The Company on July 3, 1995 entered into an agreement with UBS Capital Corporation to sell 150,000 shares of the Company's Cumulative Convertible Preferred Stock to UBS Capital Corporation for a total investment of $15 million. The Cumulative Preferred Stock will cumulate dividends at an annual rate of 7% (subject to increase under certain circumstances), which will be payable in cash or, at the Company's option during the first three years after issuance, continue to cumulate. The Cumulative Stock will initially be convertible, at an option of the holders, into 2,857,143 shares of Common Stock of the Company at an exercise price of $5.25 per share, subject to certain antidultion adjustments. In addition, the Cumulative Preferred Stock will be subject to mandatory redemption ten years after issuance and, in the event of a change in control, to redemption, at the option of the holders, at its liquidation preference plus accrued and unpaid dividends. The investment is subject to various conditions, including the completion of the Company's previously announced private placement of Senior Notes and is expected to close simultaneously with such financing.

Item 7.   Financial Statements and Exhibits

     Exhibit 10     Securities Purchase Agreement between UBS
                    Capital Corporation, Appian Capital Partners,
                    L.L.C. and the Company and Exhibits A through F
             99     Press release dated and issued July 5, 1995

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                             SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              PEOPLES TELEPHONE COMPANY, INC.

Date:  July 10, 1995               /s/    Robert D. Rubin
                              -------------------------------
                                   Robert D. Rubin
                                   President